Exhibit 21.1
SUBSIDIARIES OF
FERRELLGAS PARTNERS, L.P.
Ferrellgas, L.P., a Delaware limited partnership
Ferrellgas Partners Finance Corp., a Delaware Corporation
SUBSIDIARIES OF
FERRELLGAS, L.P.
Ferrellgas Real Estate, Inc., a Delaware Corporation
Ferrellgas Receivables, LLC, a Delaware limited liability company
Ferrellgas Finance Corp., a Delaware Corporation
Blue Rhino Canada, Inc., a Delaware Corporation
Blue Rhino Global Sourcing, Inc., a Delaware Corporation
Uni Asia, Ltd, a Seychelles limited company
R-4 Technical Center-NC, LLC, a limited liability company